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                                                                       EXHIBIT 5

                     [Luse Lehman Gorman Pomerenk & Schick]

                                                                  (202) 274-2000

January 28, 2002

Via Edgar
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The Board of Directors
Partners Trust Financial Group, Inc.
233 Genesee Street
Utica, NY  13501

                  Re:      Partners Trust Financial Group, Inc.
                           Common Stock Par Value $.10 Per Share
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Ladies and Gentlemen:

         You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of Partners Trust Financial Group, Inc. (the "Company") Common Stock, par value $.10 per share ("Common Stock"). We have reviewed the Company's proposed Charter, Registration Statement on Form S-1 (the "Form S-1"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

         We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

         This Opinion has been prepared for the use of the Company in connection with the Form S-1. We hereby consent to our firm being referenced under the caption "Legal and Tax Matters."

                                  Very truly yours,

                                  /s/ Luse Lehman Gorman Pomerenk & Schick, P.C.
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                                  Luse Lehman Gorman Pomerenk & Schick, P.C.